EXHIBIT 3.01
                                 AMENDMENT NO. 1
                                       TO
                             THE OPERATING AGREEMENT
                                       OF
                                LAZARD GROUP LLC


                  This AMENDMENT NO. 1 to the Operating Agreement of Lazard Group LLC ("Lazard" or the "Company"), dated as of May 10, 2005 (the "Lazard Agreement"), is entered into as of December 19, 2005 (this "Amendment").

                  WHEREAS, the Lazard Board, the Managing Member, the Lazard Ltd Board and the Lazard Ltd Nominating Committee (each as defined in the Lazard Agreement) have determined that the Lazard Agreement should be amended as set forth below and each has approved this Amendment, with this Amendment to be effective simultaneously with, and conditioned upon, the consummation of the merger of Lazard Group Finance LLC, a Delaware limited liability company ("LAZARD GROUP FINANCE"), with and into Lazard (the "MERGER"), pursuant to the Agreement and Plan of Merger, dated as of December 19, 2005, by and between the Company and Lazard Group Finance.

                  NOW, THEREFORE, it is hereby agreed as follows:

               1. AMENDMENTS.

                  (a) Section 4.02 of the Lazard Agreement is hereby deleted and replaced in its entirety with the following:

                  "SECTION 4.02. MANAGING MEMBER. The Company shall have one or two managing members (each, a "MANAGING MEMBER"), who shall have the rights, powers, duties and obligations set forth in this Agreement and no other rights, powers, duties or obligations. A Managing Member shall be a member of the Company that does not hold an Interest in its capacity as a Managing Member. SCHEDULE 4.01 sets forth the name and address of each Managing Member. SCHEDULE 4.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or address of each Managing Member in accordance with this Agreement. A Managing Member shall not be allocated, distributed or entitled to receive any interest in the profits, losses, assets or capital of the Company by reason of being designated as a Managing Member.

                  In the event there shall be two Managing Members: (a) each Managing Member shall be entitled to 50% of the voting power with respect to any action to be taken by the Managing Members hereunder, such that each action of the Managing Members shall require the consent of both Managing Members, (b) each reference to the Managing Member in this Agreement shall be deemed to refer to both Managing Members unless the context otherwise requires, and (c) each reference to a consent, authorization, approval or other action of the Managing Member shall be deemed to refer to the consent, authorization, approval or other action of the Managing Members (taken in accordance with clause (a) of this sentence)."

                  (b) Section 4.04(d) of the Lazard Agreement is hereby deleted and replaced in its entirety with the following:

                  "(d) MANAGING MEMBER. Lazard Ltd Sub A and Lazard Ltd Sub B are hereby automatically admitted to the Company as the Managing Members, effective upon the effectiveness of the merger of FinanceCo with and into the Company. Notwithstanding anything in this Agreement to the contrary, a Managing Member may resign from the Company for any reason (with or without cause); PROVIDED, that, as a condition to such resignation, (1) such resigning Managing Member shall first appoint another person as a new Managing Member and (2) such person shall be admitted to the Company as a new Managing Member (upon the execution and delivery of an agreement to be bound by the terms of this Agreement); PROVIDED FURTHER that in the event that the resigning Managing Member shall be the sole Managing Member and such resigning Managing Member elects to appoint two other persons as Managing Members, as a condition to such resignation, (1) such resigning Managing Member shall first appoint two other persons as new Managing Members and (2) each such person shall be admitted to the Company as a new Managing Member (upon the execution and delivery of an agreement to be bound by the terms of this Agreement). Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Managing Member shall cease to be a member of the Company (but, if applicable, shall otherwise remain a Member with respect to its Interests). In the event that there shall be two Managing Members, the resigning Managing Member may, in lieu of appointing a new Managing Member in accordance with this Section 4.04(d), designate the remaining Managing Member as the sole Managing Member.

                  (c) Attached is SCHEDULE 4.01, as amended to reflect the foregoing provisions.

               2. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Lazard Agreement and their respective successors and assigns.

               3. EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

               4. INVALIDITY OF PROVISIONS. If any provision of this Amendment is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Amendment shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not
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possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives, and the validity or enforceability of any other provision hereof shall not be affected thereby.

               5. AGREEMENT IN EFFECT. Except as hereby amended, the Lazard Agreement shall remain in full force and effect.

               6. GOVERNING LAW. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

                  IN WITNESS WHEREOF, the undersigned, acting pursuant to the resolutions of the Lazard Board adopted on December 15, 2005, the resolutions of the Managing Member adopted on December 15, 2005, and Section 10.10 of the Lazard Agreement, has duly executed this Amendment on behalf of all Members as of the date first above written, effective simultaneously with, and conditioned upon, the consummation of the Merger.

                                               /s/ Michael J. Castellano
                                            ------------------------------------
                                            Name:  Michael J. Castellano
                                            Titel: Managing Director &
                                                   Chief Financial Officer